                                                                     Exhibit 2.2


                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into as of October 18, 2000, by and among PUMA TECHNOLOGY, INC. d/b/a PUMATECH, INC., a Delaware corporation ("Buyer"); VANTEON CORPORATION, a New York corporation (the "Vanteon") and THE WINDWARD GROUP, a Delaware corporation and a wholly owned subsidiary of Vanteon ("The Windward Group" and collectively Vanteon and the Windward Group are referred to as "Sellers").

                                   WITNESSETH:

         WHEREAS, The Windward Group is engaged, among other things, in the Business (as defined below);

         WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers the Assets (as defined below), on the terms and subject to the conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements hereinafter set forth, the parties hereto agree as follows:

                                    ARTICLE 1.

                                   DEFINITIONS

         1.1 CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the following respective meanings:

         "ACQUISITION TRANSACTION" means any transaction involving: (a) the sale, license, disposition or acquisition of all or substantially all of the Business or Assets; (b) the issuance, disposition or acquisition of capital stock or other equity securities of The Windward Group; or (c) any merger, consolidation, business combination, reorganization or similar transaction involving The Windward Group.

         "ACTION" shall mean any action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

         "AFFILIATE" shall mean, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with the specified Person.

         "ANCILLARY DOCUMENTS" shall mean all agreements, certificates and other documents delivered pursuant to this Agreement or in connection with the transactions contemplated hereby.

         "ASSETS" shall have the meaning set forth in Section 2.1.

         "ASSUMED LIABILITIES" shall have the meaning set forth in Section 2.3.

         "BUSINESS" shall mean the Sellers' business of software development services operated at the Los Gatos Office and the Santa Cruz Office, but specifically does not include The Windward Group's Salt Lake City facility.

          "CONTRACTUAL OBLIGATION" shall mean, with respect to any Person, any written contract, agreement, purchase order, deed, mortgage, lease, license, other instrument, commitment, undertaking, arrangement or understanding, or other document, including, without limitation, any document or instrument evidencing indebtedness, to which or by which such Person is a party or otherwise subject or bound or to which or by which any property or right of such Person is subject or bound, in each case, that relates solely to the Business.

         "DERIVATIVE WORK" shall have the meaning ascribed to it under Section 101 of the Copyright Act of 1976, as amended, 17 U.S.C. Section 101.

         "ENVIRONMENTAL LAWS" shall mean any and all applicable Legal Requirements pertaining to the environment or occupational health and safety in effect on the date of this Agreement or on the Closing Date, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act, as amended ("RCRA"), the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Occupational Safety and Health Act, as amended ("OSHA"), the Pollution Prevention Act, the Endangered Species Act, the National Environmental Policy Act of 1969, the Oil Pollution Act, comparable foreign, state and local Legal Requirements and other similar environmental or occupational health and safety protection Legal Requirements.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "EXCLUDED ASSETS" shall mean all properties and assets of Sellers that, although they may be related to the Business, are not included in the Assets, including, without limitation: (a) all cash and cash equivalents, (b) all of Sellers' accounts and notes receivable except for the Acquired Receivables, (c) the Non-Transferred Tangible Property, (d) all prepayments and prepaid expenses, (e) the Santa Cruz Lease, (f) all Contractual Obligations that are not listed on SCHEDULE 2.1, (g) the Sellers' rights under or pursuant to this Agreement, (h) any Intellectual Property Rights (other than the Trade Rights), (i) the Sellers' general ledger, accounting records, minute books and corporate seal, and (j) any assets or property located at The Windward Group's Salt Lake City facility.

         "EXCLUDED LIABILITIES" shall mean all obligations, indebtedness and liabilities of Sellers that are not expressly assumed by Buyer pursuant to
Section 2.3(a), including without limitation the obligations and liabilities listed in Section 2.3(b).

         "GOVERNMENTAL AUTHORITY" shall mean any state, province, ken, territory, county, city, municipality and any subdivision thereof, any court, any administrative or regulatory agency, commission, department or body or other governmental authority or instrumentality or any entity or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "HAZARDOUS MATERIALS" shall mean any hazardous substance, hazardous or solid waste, pollutant, contaminant or toxic chemical, as such terms are defined in or regulated pursuant to CERCLA, RCRA or OSHA (each as defined in the definition of Environmental Laws), or any applicable Legal Requirement having a broader meaning.

         "INTELLECTUAL PROPERTY RIGHTS" shall mean (i) patents; (ii) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans, together with all goodwill associated with each of the foregoing; (iii) copyrights; (iv) registrations and applications for any of the foregoing; (v) trade secrets, confidential information and know-how; and (vi) all other intellectual property.

         "LEGAL REQUIREMENT" shall mean any state, provincial or local law, statute, standard, ordinance, code, order, rule, regulation, resolution or promulgation, or any order, judgment or decree of any court, arbitrator, tribunal or other Governmental Authority, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force and effect of law as in effect on or prior to the Closing Date.

         "LIEN" shall mean any encumbrance, mortgage, pledge, lien, claim, option, charge or other security interest of any kind.

         "LOS GATOS LEASE" means the Industrial Space Lease (Single Tenant Net) between Boccardo Corporation, Inc., and Engfer, Fuller, Rodriguez, Inc., a California corporation, dated as of July 22, 1997, which was assigned to The Windward Group, for the Los Gatos Office.

         "LOS GATOS OFFICE" means Sellers' office located at 973 University Avenue, Los Gatos, California 95030.

         "LOSSES" shall mean any and all liabilities, claims, damages, fines, penalties, obligations, payments (including, without limitation, those arising out of any demand, assessment, settlement, judgment or compromise relating to any Action), costs and expenses (including, without limitation, reasonable legal fees and any and all other expenses whatsoever incurred in investigating, preparing for or defending any Action or threatened Action), including actual losses arising from third-party claims with respect to consequential, incidental or punitive damages.

         Any event or matter specified or referred to in this Agreement shall be considered "MATERIAL," or a standard of materiality achieved with respect thereto, if the liability or obligation of the Person affected thereby does or would exceed $25,000 or if the event or matter would affect the operations, business, assets or prospects of such Person by more than $25,000.

         "NON-SOLICITATION LETTER" means the letter dated October 2, 2000 from Buyer to Vanteon.

         "ORGANIZATIONAL DOCUMENTS" shall mean (i) with respect to a Person that is a corporation, the articles or certificate of incorporation, articles of association and bylaws or other organizational and governing documents of such Person and (ii) with respect to a Person that is a partnership, joint venture or other entity, the partnership agreement, joint venture agreement or other organizational and governing documents of such Person.

         "PERMITTED LIENS" shall mean (i) Liens for taxes which are being contested diligently and in good faith by appropriate proceedings, and as to which Seller has set aside reserves on its books, (ii) carriers', warehousemen's, mechanics', materialmen's or contractors' liens or any similar liens for amounts not yet due and payable, (ii) purchase money liens, and (iv) defects in title and liens, if any, that do not material affect the Assets or operations of the Business take as a whole.

         "PERSON" shall mean any individual, partnership, corporation, limited liability company, joint venture, association, trust, estate, unincorporated organization or entity, and any Governmental Authority.

         "PROPRIETARY SOFTWARE" shall have the meaning set forth in Section 2.5.

         "REPRESENTATIVES" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

         "SANTA CRUZ OFFICE" shall mean Sellers' office located at 133 Mission Street, Santa Cruz, California 95060, Suite Numbers 104 and 100.

         "THIRD PARTY SOFTWARE" shall have the meaning set forth in Section 2.1(d).

         "TRANSFERRED EMPLOYEES" shall have the meaning set forth in Section 6.3(b).

         1.2 KNOWLEDGE OF A PARTY. Whenever reference is made to the knowledge or best knowledge of a party hereto, it is understood that (a) "knowledge" means actual knowledge after an inquiry that is reasonably appropriate to determine the accuracy of the statement in question and (b) with respect to Sellers such term shall include the actual knowledge of Robert Salisbury and Tim Allen and with respect to Buyer such term shall include the actual knowledge of Kelly Hicks and Bradley A. Rowe. If such investigation has been made, the knowledge of any employee (other than the employee(s) making the investigation and other than the persons described in clause (b) of the immediately preceding sentence) of a party shall not be imputed to the party.


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

                                    ARTICLE 2.

                           PURCHASE AND SALE OF ASSETS

     2.1 TRANSFER OF ASSETS TO BUYER. Upon the terms, subject to the conditions and in reliance upon the representations, warranties and covenants set forth in this Agreement, each Seller shall, at the Closing, sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from such Seller all of Seller's right, title and interest in and to the following (collectively, the "ASSETS"), free and clear of any and all Liens, other than Permitted Liens:

         (a) CONTRACTS. All of the Contractual Obligations identified on
SCHEDULE 2.1(a) (such Contractual Obligations are collectively referred to herein as the "CONTRACTS").

         (b) OTHER INFORMATION. All of the Windward Group's books and records relating solely to the Assets and the Business located at the Los Gatos Office and the Santa Cruz Office and the personnel files for the Transferred Employees (collectively, "OTHER INFORMATION").

         (c) GOVERNMENTAL PERMITS. All of the Windward Group's transferable interests in and to the licenses, permits, filings, authorizations, approvals or indicia of authority which are listed on SCHEDULE 2.1(c) (collectively, "TRANSFERABLE GOVERNMENTAL PERMITS").

         (d) SOFTWARE; DOCUMENTATION. All third party commercial software listed on SCHEDULE 2.1(d), which relates solely to the Business ("Third Party Software") and all user, technical and maintenance documentation relating to any of such software located in the Los Gatos Office and Santa Cruz Office as of the Closing; but only to the extent Sellers have the right to assign, transfer or convey such Third Party Software.

         (e) TANGIBLE PERSONAL PROPERTY. The computer hardware, furniture, equipment, leasehold improvements and other personal property used solely in connection with the Business and owned or held by The Windward Group and located at the Los Gatos Office, and the computer equipment used solely in the Business located at the Santa Cruz Office and, in each case, listed on SCHEDULE 2.1(e) (the "TANGIBLE PERSONAL PROPERTY"), excluding other personal property located in the Santa Cruz Office (the "NON-TRANSFERRED TANGIBLE PROPERTY").

         (f) NAMES AND MARKS. All of such Sellers' worldwide rights and interests existing on or acquired on or prior to the Closing Date in and to the name and the mark, "The Windward Group," and all goodwill associated therewith, and all registrations, applications for registration and licenses therefor, together with all ancillary rights thereto, including the right to sue for damages by reason of past infringement of any such rights (collectively, the "TRADE RIGHTS").

         (g) LOS GATOS LEASE. The Los Gatos Lease.

         (h) ACCOUNTS RECEIVABLE. The accounts receivable set forth on Schedule 2.1(h) (the "ACQUIRED RECEIVABLES").

     2.2 EXCLUDED ASSETS. Notwithstanding anything herein to the contrary, Sellers shall retain all of their rights, title and interest in and to, and Buyer shall acquire no interest in, the Excluded Assets except as set forth in
Section 2.5 of this Agreement and the Sublease Agreement.

     2.3 ASSUMPTION OF LIABILITIES.

         (a) Buyer shall assume from Sellers and agrees to pay, perform or discharge, as appropriate, the following liabilities and obligations (collectively, the "ASSUMED LIABILITIES"): (1) Sellers' obligations listed on
SCHEDULE 2.3(a)(1); (2) liabilities and obligations arising with respect to the operation of the Business after the Closing, (3) liabilities and obligations arising with respect to the Transferred Employees after the closing, and (4) except as provided in Section 2.3(b), Sellers' obligations arising or to be performed after the Closing under the Contracts and the Governmental Permits, but only to the extent (i) the Governmental Permits are assigned to Buyer pursuant to this Agreement and (ii) the assignment to Buyer of the Contracts pursuant to this Agreement is not affirmatively denied by the other party to such Contracts.

         (b) Buyer shall assume and be subject to no liabilities or obligations of Sellers except for the Assumed Liabilities to be assumed by Buyer pursuant to
Section 2.3; including without limitation, any liabilities or obligations related to the operation of the Business prior to the Closing.

     2.4 PURCHASE PRICE; PAYMENT; ESCROW; AUDIT RIGHTS.

         (a) (i) The aggregate purchase price for the Assets shall be $15,225,000 (the "PURCHASE PRICE"). The Purchase Price shall be paid by Buyer to Vanteon at the Closing as follows: (i) $12,225,000 by check made payable to Vanteon or, at Vanteon's option, by wire transfer of immediately available funds to such account as Vanteon shall have designated to Buyer in writing at least two business days prior to the Closing Date (the "Cash Payment"); and (ii) 171,026 validly issued, fully paid and nonassessable shares of Buyer's common stock ($.001 par value per share) (the "Buyer's Common Stock").

             (ii) On the Closing Date, and pursuant to the Escrow Agreement, Vanteon shall deposit with the Escrow Agent all of the Buyer's Common Stock issued to Vanteon at the Closing (the "Escrow Shares"). If on any Payment Date or at any time prior thereto, the Dollar Value of Accepted Bookings equals or exceeds $1,250,000 (the "Minimum Quarterly Bookings") for the Quarterly Period ending on such Payment Date, then Vanteon shall be entitled to receive out of escrow 42,757 Escrow Shares. For purposes hereof, "Quarterly Period" shall mean the period commencing on the Closing Date and ending on January 31, 2001 and thereafter on a three-month period basis ending on April 30, 2001, July 31, 2001, and October 31, 2001,
respectively. If as of any Payment Date the Dollar Value of Accepted Bookings is less than $1,250,000 for the related Quarterly Period, Buyer shall be entitled to receive out of escrow 42,757 of the Escrow Shares (or such lesser number as remains in the Escrow Account), and Vanteon shall pay Buyer
$500,000 (the "Penalty Payment") within 15 days of such Payment Date. If Vanteon fails to make the Penalty Payment within 15 days of such Payment
Date, then Buyer shall send Vanteon and the Escrow Agent notice regarding non-payment of the Penalty Payment and directing the Escrow Agent to release to Buyer 28,504 of the Escrow Shares (the "Penalty Non-Payment Notice"). Vanteon may dispute the Penalty Non-Payment Notice as provided in the Escrow Agreement and such dispute shall be resolved pursuant to the terms of the Escrow Agreement. If the Dollar Value of Accepted Bookings for any Quarterly Period exceeds $1,250,000, then such excess shall be credited to the total Dollar Value of Accepted Bookings for the subsequent Quarterly Period.

             (iii) Buyer shall prepare and deliver to Vanteon within five business days of each Payment Date (A) a statement setting forth the Dollar Value of Accepted Bookings for the Quarterly Period relating to such Payment Date (the "Bookings Statement") and (B) the notice (the "Quarterly Notice") to the Escrow Agent directing the Escrow Agent to release 42,757 of the Escrow Shares (or such lesser number as remains in the Escrow Account) to Vanteon or Buyer, as applicable. Vanteon may dispute the Bookings Statement and the Quarterly Notice as provided in the Escrow Agreement and such dispute shall be resolved pursuant to the terms of the Escrow Agreement. Buyer shall cooperate with Vanteon as is reasonably necessary to enable Vanteon to evaluate the Bookings Statement and the Quarterly Notice.

             (iv) Notwithstanding the foregoing, Buyer shall maintain a weekly record of Eligible Bookings and shall provide Vanteon a copy of such record on a weekly basis which record shall include an itemized list of Accepted Bookings for the then Quarterly Period through the prior week (including each project's name and Dollar Value thereof). Buyer shall permit representatives of Vanteon upon reasonable notice and during normal business hours to examine such records and discuss such records with any of the Transferred Employees and/or the Salesperson (as defined below); however, Vanteon shall not be permitted to make such examination during the last week of any quarter or the first week of any quarter unless the failure to so allow Vanteon to make such examination during such period would jeopardize Vanteon's ability to achieve Dollar Value of Accepted Bookings of $1,250,000 for the Quarterly Period ending during such week. If, prior to a Payment Date (including a Payment Date for a future Quarterly Period), based on the weekly report delivered by Buyer or Vanteon's reasonable belief, the Dollar Value of Accepted Bookings exceeds $1,250,000 for the Quarterly Period ending on such Payment Date, Vanteon shall be immediately entitled to receive out of escrow 42,757 of the Escrow Shares (or such lesser number as remains in the Escrow Account). In such event, Vanteon shall deliver a notice to the Escrow Agent (the "Early Release Notice") prior to the applicable Payment Date directing the Escrow Agent to release such Escrow Shares to Vanteon. Buyer may dispute the Early Release Notice as provided in the Escrow Agreement and such dispute shall be resolved pursuant to the terms of the Escrow Agreement.

     In addition to the foregoing, at any time prior to October 31, 2001, if Vanteon reasonably believes that the Dollar Value of Accepted Bookings exceeds the amount set forth below, Vanteon shall be immediately entitled to receive out of escrow a number of Escrow Shares corresponding to such Dollar Value set forth below less the number of Escrow Shares previously released to Vanteon or Buyer:

------------------------------- -----------------------------
    CUMULATIVE DOLLAR VALUE       CUMULATIVE ESCROW SHARES
------------------------------- -----------------------------
         $1,250,000                      42,757
------------------------------- -----------------------------
         $2,500,000                      85,514
------------------------------- -----------------------------
         $3,750,000                      128,271
------------------------------- -----------------------------
         $5,000,000                      171,026
------------------------------- -----------------------------

     In such event, Vanteon shall deliver an Early Release Notice to the Escrow Agent and Buyer directing the Escrow Agent to release such Escrow Shares to Vanteon. Buyer may dispute the Early Release Notice as provided in the Escrow Agreement and such dispute shall be resolved pursuant to the terms of the Escrow Agreement.

          (v) For purposes of this Section 2.4(b), the following terms shall be defined as follows:

          "Accepted Booking" means an Eligible Booking accepted, or deemed accepted pursuant to the terms hereof, by Buyer on or before October 31, 2001 and shall include, without limitation, Bookings from the Contracts. Upon presentation of an Eligible Booking to Buyer, Buyer shall have five business days to accept or reject such Eligible Booking by giving written notice thereof to Vanteon. In the event Buyer rejects an Eligible Booking, Buyer shall not separately pursue or compete with Vanteon for such Eligible Booking. For purposes hereof, an Eligible Booking shall be deemed to be an Accepted Booking if Buyer fails to provide a notice of rejection within such five business day period. Notwithstanding anything contained herein to the contrary, Buyer may not reject an Eligible Booking if the project underlying such Eligible Booking is substantially similar in size, scope, duration and mix to projects conducted by the Business in the past, unless Buyer determines that such customer is not financially able to contractually oblige themselves to pay for such services at the time the Booking is presented. In the event that Buyer rejects an Eligible Booking, Buyer shall forfeit any such rights to such Booking and the Salesperson (as defined below) shall have the right to either assign or subcontract such Booking to Vanteon and to receive compensation from Vanteon for such Booking. Notwithstanding anything in the preceding sentences, Buyer may reject a MAP-related Booking for any reason, unless Buyer's Vice President of Professional Services has specifically directed the Salesperson, Vanteon or any Transferred Employee to pursue the

MAP-related Booking and Buyer shall not forfeit any rights to pursue any rejected, MAP related Bookings presented by Transferred Employees or the Salesperson.

          "Booking" means a revenue generating opportunity or project that involves the provision of services of the nature historically provided by the Business. A Booking need not be a contractual obligation but must have a Dollar Value, as defined below.

          "Dollar Value" of a Booking shall equal the maximum amount of potential revenue the relevant customer authorizes Buyer (whether orally or in writing) to charge such customer in fulfilling Buyer's service obligations for such Booking. Dollar Value shall be measured at the time such Booking is accepted and shall not be affected by the actual revenue generated by the Buyer for such Booking, but in no event shall Dollar Value be less than actual dollar amounts billed to the customer.

          "Eligible Booking" means a Booking presented to Buyer by any Transferred Employee, Laura Walker (or her replacement) (the "Salesperson") or Vanteon. If the Salesperson subsequently resigns or is terminated for any reason prior to October 31, 2001, Buyer shall use reasonable efforts to promptly hire a replacement reasonably acceptable to Vanteon and in the interim Vanteon shall have the right to provide a salesperson who shall be afforded such rights of access by Buyer to provide the service previously provided by the Salesperson with respect to Bookings.

          "MAP Related Services" means any professional services associated with Buyer's current or identified forecasted installed based licensing single or multiple components of Buyer's Mobile Application Platform. Buyer's Mobile Application Platform includes Buyer's Intellisync, Sync-It, Browse-It, Mind-It and Sat Forms Server products.

          "Payment Date" means each of January 31, 2001, April 30, 2001, July 31, 2001 and October 31, 2001.

          (v) Buyer hereby agrees that until October 31, 2001, (A) it shall not in any way limit or prevent the Salesperson (or her designated representative as pre-approved by Buyer's Vice President of Professional Services) from obtaining or generating Bookings, including, without limitation, by diverting such persons' business time and attention from generating Bookings in a manner inconsistent with obtaining maximum revenue for Buyer's Professional Services Group and (ii) it shall provide the Transferred Employees and the Salesperson with all reasonably necessary resources to generate Bookings, including, without limitation, the resources reasonably necessary to pursue, propose, evaluate and negotiate a prospective Eligible Booking, including making available the reasonably necessary technical resources to achieve the foregoing and complete the project underlying such potential Booking.

     2.5 LIMITED LICENSE. In addition to the transfer of Assets to Buyer in
Section 2.1, Sellers agree to grant to Buyer at Closing a limited, non-exclusive, royalty-free, license to use the Proprietary Software listed on
Schedule 2.5 (the "Proprietary Software") for six (6) months. Notwithstanding such license, Buyer has no right, title or interest in the Proprietary Software.


                                    ARTICLE 3.
                                   THE CLOSING

     3.1 TIME AND PLACE. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at 10:00 a.m., local time, on October 18, 2000 at the offices of General Counsel Associates LLP, 1891 Landings Drive, Mountain View, CA 94043, or at such other time and place as the parties hereto may agree. The date on which the Closing actually takes place is sometimes referred to herein as the "CLOSING DATE."

     3.2 SELLERS' OBLIGATIONS AT CLOSING. At the Closing, each Seller shall:

         (a) execute and deliver to Buyer (i) a bill of sale and conveyance, in substantially the form of EXHIBIT A, (ii) an assignment and assumption agreement, in substantially the form of EXHIBIT B, (iii) a Sublease Agreement for the Santa Cruz Office in substantially the form of EXHIBIT C; and (iv) an Escrow Agreement in substantially the form of EXHIBIT D;

         (b) execute and deliver to Buyer such other instruments of conveyance, assignment and transfer, in form and substance reasonably satisfactory to Buyer, as shall be effective to vest in Buyer all rights and interests in, and good and valid title to, the Assets, and written assignments of the Contracts and the Los Gatos Lease;

         (c) deliver to Buyer all documents, certificates, consents, undertakings and assignments required to be delivered to Buyer pursuant to
Section 8.1; and

         (d) execute and deliver to Buyer a receipt for the Cash Payment.

     3.3 BUYER'S OBLIGATIONS AT CLOSING. At the Closing:

         (a) Buyer shall deliver to Sellers the Cash Payment;

         (b) Buyer shall execute and deliver to Sellers (i) an assignment and assumption agreement, in substantially the form of EXHIBIT B; (ii) a Sublease Agreement for the Santa Cruz Office in substantially the form of EXHIBIT C;
(iii) an Escrow Agreement in substantially the form of EXHIBIT D; and (iv) a Registration Rights Agreement in substantially the form of EXHIBIT E;

         (c) At the Closing, Buyer shall cause four stock certificates each representing 25% of the number of shares of Buyer's Common Stock to be issued in the name of Vanteon Corporation and for such stock to be deposited with and U.S. Bank Trust National Association to act as escrow agent (the "Escrow Agent"), under the escrow agreement in the form attached hereto as EXHIBIT D; and

         (d) Buyer shall deliver to Sellers all documents, certificates, consents and undertakings required to be delivered to Sellers pursuant to
Section 8.2.

                                   ARTICLE 4.

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

     In order to induce Buyer to purchase the Assets and assume the Assumed Liabilities, Sellers, jointly and severally, hereby represent and warrant to Buyer except as specifically set forth on the schedules corresponding to the section number of such representation which schedules are provided to Buyer prior to the Closing and which are updated as of the Closing (collectively the schedules are referred to as the "DISCLOSURE SCHEDULES") as follows:

     4.1 ORGANIZATION; POWER AND STANDING. Each of Vanteon and The Windward Group is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and Delaware, respectively. Vanteon owns all of the outstanding shares of The Windward Group. Each Seller has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and each Ancillary Document to which it is a party and to consummate the transactions contemplated hereby and thereby, and The Windward Group has all requisite power and authority to own, lease or otherwise use the Assets and to carry on the Business as now being conducted. Vanteon is duly qualified or licensed to do business and is in good standing in New York and The Windward Group is duly qualified or licensed to do business as a foreign corporation and is in good standing in California.

     4.2 AUTHORIZATION AND ENFORCEABILITY. The execution, delivery and performance by each Seller of this Agreement and each Ancillary Document to which it is a party and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Seller and its shareholders. This Agreement has been duly executed and delivered by each Seller and constitutes and, upon execution and delivery by each Seller of each Ancillary Document to which it is a party, each such Ancillary Document shall constitute, a legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by general equitable principles.

     4.3 EFFECT OF AGREEMENT; CONSENTS.

         (a) CONFLICTS, ETC. Except as set forth on SCHEDULE 4.3(a), neither the execution and delivery by either Seller of this Agreement or any Ancillary Document to which it is a party nor the consummation by either Seller of the transactions contemplated hereby or thereby does or will (i) conflict with or violate any provision of any Organizational Document of either Seller, (ii) constitute, result in or give rise to, nor has any other event occurred nor does any other condition exist which, whether through the giving of notice or the lapse of time or otherwise, does or will constitute, result in or give rise to, except where it would not have a material adverse effect on the Assets or such Seller's ability to perform its obligations hereunder, (A) a breach of or a default under (1) any material Contractual Obligation or (2) any other material contract, agreement, purchase order, deed, mortgage, lease, license, other instrument, commitment, undertaking, arrangement or understanding to which it is a party, (B) any right of termination, cancellation or acceleration under any such Contractual Obligation, (C) the imposition of any Lien upon or the forfeiture of, or the impairment of the value or usefulness of, or the arising of any cause of action with respect to, any of the Assets or (D) any other right or cause of action under any such Contractual Obligation or (iii) violate or give rise to any violation or default, except where it would not have a material adverse effect on the Assets or such Seller's ability to perform its obligations hereunder, under any Legal Requirement.

        (b) APPROVALS, CONSENTS, ETC. Except as set forth on SCHEDULE 4.3(b), no approval, consent, waiver, authorization or other order of, and no notice to or declaration, filing, registration, qualification or recording with, any Governmental Authority or other Person is required to be obtained or made by or on behalf of either Seller in connection with the execution, delivery or performance of this Agreement or any Ancillary Document to which it is a party or the consummation of the transactions contemplated hereby or thereby.

     4.4 TITLE TO THE ASSETS. Sellers have and will deliver to Buyer, at the Closing, good and valid title to all of the Assets. With respect to the third party software located on personal computers being transferred to Buyer such representation is made to the best knowledge of Sellers. The Assets are not subject to any Liens, except for Permitted Liens, and except for as set forth in
SCHEDULE 4.4. As of the Closing, all of the Assets will be located at the Los Gatos Office or the Santa Cruz Office. Sellers make no representation, express or implied regarding the condition of the Assets including without limitation, any representation or warranty of merchantability, fitness for a particular purpose or otherwise and Buyer is purchasing the Assets on an as-is basis.

     4.5 CONTRACTS, ETC. SCHEDULE 4.5 contains a true and complete list of all of the Contractual Obligations (including the Contracts listed on SCHEDULE 2.1(a)), to which either of the Sellers is a party. Sellers have delivered to Buyer a true and complete copy of each of the Contractual Obligations listed on
SCHEDULE 4.5 that are in writing, each as in effect on the date hereof and as it will be in effect at the Closing, including without limitation all amendments and supplements thereto and all waivers thereunder. Each of the Contracts listed on SCHEDULE 2.1(a) is valid, binding and enforceable in accordance with its terms, and each Seller that is a party thereto and, to the best knowledge, of Sellers, each other party thereto is in compliance therewith, and there is not under any of the Contracts any existing default, event of default or event which, with notice or the lapse of time, or both, would constitute a default or event of default, nor to the best knowledge of Sellers do there exist any other facts or circumstances which Sellers, reasonably expect to result in a default or event of default. There has been no notice of termination or, to the knowledge of Sellers, threatened termination with respect to any of the Contracts, whether or not termination is permitted by the terms thereof.
SCHEDULE 2.1(a) indicates which of the Contracts requires prior consent to assignment to Buyer.

     4.6 TRADE RIGHTS. Except as set forth on SCHEDULE 4.6, Sellers own all right, title and interest in the Trade Rights. To the best knowledge of Sellers, Sellers have not infringed or misappropriated, and are not now infringing or misappropriating, any trade name, trademark, service mark, copyright or trade secret belonging to any other Person. Except as set forth in SCHEDULE 4.6, Sellers have not received any notice or other communication alleging, that Sellers have infringed or misappropriated, or are now infringing or misappropriating, any trade name, trademark, service mark, copyright or trade secret belonging to any other Person. Except as set forth in SCHEDULE 4.6, neither Seller is a party to any license, agreement or arrangement, whether as a licensor, licensee or otherwise, with respect to any Trade Rights, or any applications for any of the foregoing. Sellers own or hold adequate licenses or other rights to use, all Trade Rights and to the best knowledge of Sellers such use does not, and will not, conflict with, infringe or otherwise violate any Intellectual Property Rights of any third party.

     4.7 SOFTWARE.

         (a) IDENTIFICATION. To the extent they have the right to do so, Sellers have delivered to Buyer the Third Party Software and the user and technical documentation related to such Third Party Software.

         (b) LICENSE RIGHTS. Except as otherwise expressly disclosed in SCHEDULE 2.1(d), Sellers have a valid and enforceable license to use the Third Party Software pursuant to a written license agreement and all license fees due under such license agreements have been fully paid. To the best of Sellers' knowledge, the owners of any of the Third Party Software licensed to the Sellers have taken all necessary and desirable action to maintain and protect the Third Party Software covered by such licenses.

     4.8 FINANCIAL INFORMATION. The gross revenue information for the Business for the year ended December 31, 1999 and the period ended as of August 31, 2000 is attached hereto as SCHEDULE 4.8, was prepared in accordance with generally accepted accounting principals and the books and records of Sellers on a basis consistent with Sellers' past practice and fairly represents in all material respects the sales data for the Business for the periods presented.

     4.9 COMPLIANCE WITH LAWS. The conduct of the Business by Sellers is in compliance in all material respects with, and the use, operation, ownership and possession of the Assets as presently used, operated, owned and possessed by Sellers, except where it would not have a material adverse effect on the Assets or such Seller's ability to perform its obligations hereunder, have not and do not violate any applicable Legal Requirement, nor has either Seller received any notice that it is not in compliance with any such Legal Requirement.

     4.10 LITIGATION. Except as disclosed in SCHEDULE 4.10, there is no Action pending or, to the best knowledge of Sellers, threatened (nor, to the best knowledge of Sellers, does any reasonable factual basis exist therefor) (a) against either Seller and involving any of the Assets, or (b) which seeks rescission of, seeks to enjoin the consummation of or questions the validity of this Agreement or any of the transactions contemplated hereby. No judgment, decree or order of any Governmental Authority or any arbitrator has been issued against either Seller which could have a material adverse effect on any of the Assets.

     4.11 EMPLOYEE MATTERS. With respect to the employees of the Business and who are listed on SCHEDULE 4.11 hereto (the "EMPLOYEES"):

          (a) SCHEDULE 4.11 sets forth the salaries offered by Buyer to each Employee in connection with Buyer offering such Employees employment after the Closing. Sellers have not agreed to increase the salary or other compensation payable to or to become payable to any of the Employees above that set forth on
SCHEDULE 4.11 or, except as set forth in SCHEDULE 4.11, declared, paid or committed to pay any bonus or other additional salary or compensation to any Employees, except as otherwise contemplated hereby.

          (b) There are no disputes or controversies existing between either Seller, on the one hand, and any of the Employees, on the other, which has had or is reasonably likely to have a material adverse effect upon the Assets or the Business nor, to the best knowledge of Sellers, does any basis therefor exist. None of the Employees is represented by a labor union and, to the best knowledge of Sellers', there is no labor organizing activity presently pending by or among any such the Employees.

     4.12 EMPLOYEE BENEFITS PLANS, ETC.

          (a) Buyer will not become liable for any past, present or future benefit under or any other obligation under or otherwise with respect to any
(i) employee benefit plans", as defined in Section 3 of ERISA, maintained or contributed to by either Seller, (ii) "employee welfare plans", as defined in
Section 3 of ERISA, maintained or contributed to by either Seller, including without limitation any obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985, and (iii) all employment, compensation and consulting contracts, and bonus, deferred compensation, excess benefits, pension, retirement, profit sharing, stock bonus, stock option, stock purchase, life and health insurance, hospitalization, savings, holiday, vacation, severance pay, sick pay, sick leave, disability, dependent care assistance, death benefit, tuition refund, service award, company car, scholarship, relocation, patent awards, fringe benefits and other contracts or practices of either Seller or any of its Affiliates providing employee or executive benefits to any of the Employees of Sellers (the items described in the preceding clauses (i), (ii) and (iii) are collectively referred to herein as "PLANS") by virtue of the transactions contemplated hereby, either under the terms of any Plan or by operation of any applicable Legal Requirement.

          (b) To Sellers' knowledge, no facts exist which would give any Person the right under any applicable Legal Requirement to assert a Lien upon any of the Assets to secure liabilities in connection with any Plan.

     4.13 RELATIONSHIPS. No current material customer of the Business had indicated in writing that it shall or, to Sellers' knowledge has threatened to, stop or materially decrease the rate of purchasing services from the Business.

     4.14 NO BROKER'S OR FINDER'S FEES. No agent, broker, person or firm acting on behalf either Seller or any Affiliate of either Seller is, or shall be, entitled to any commission or broker's or finder's fees from either Seller or from any Affiliate of either Seller in connection with any of the transactions contemplated hereby.

     4.15 BOOKS AND RECORDS. All of the books, records and accounts included in the Assets are in all material respects accurate and complete and maintained in accordance with good business practice.

     4.16 NO INSOLVENCY. Neither Seller will be rendered insolvent by the sale, transfer and assignment of the Assets pursuant to the terms of this Agreement.

     4.17 GOVERNMENTAL PERMITS The Business as presently conducted by the Sellers does not require any licenses, permits, filings, authorizations, approvals or indicia of authority by any Governmental Authority, including the Transferable Governmental Permits (collectively, "GOVERNMENTAL PERMITS"), which the failure to obtain would have a material adverse effect on the Business. The Sellers give no representation as to the transferability of the Transferable Governmental Permits.

     4.18 EMPLOYMENT VISAS. To the Sellers' knowledge, Sellers have complied with all laws, regulations, rules and requirements issued by any and all governmental entities related to the eligibility of the Employees to work in the United States of America. To the Sellers' knowledge, all H-1B and other visas sponsored by Sellers and used by the Employees are validly issued and were obtained in accordance with all related laws, regulations, rules and requirements and that all applications sponsored by or made by Sellers were truthful in all respects. To the Sellers' knowledge, Buyer may apply for H-1B visas for all Transferred Employees sponsored by Sellers, in accordance with all U.S. Immigration and Naturalization Service and Department of labor rules, regulations, and requirements, and all applicable law.

     4.19 INVESTMENT REPRESENTATIONS; LEGENDS.

          (a) Vanteon understands that the Buyer's Common Stock has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or under any state securities laws, and will be issued pursuant to exemptions from registration contained in the Securities Act and such state securities laws based in part upon the representations of Vanteon contained herein.

          (b) Vanteon is acquiring the Buyer's Common Stock solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof.

          (c) Vanteon is a sophisticated investor experienced in investing in and able to fend for itself. Vanteon is able to bear the economic risk of the purchase of the Buyer's Common Stock, including a complete loss of such Vanteon's investment. Vanteon has been afforded an opportunity to ask such questions of Buyer's officers, employees, agents, accountants and representatives concerning Buyer's business, operations, financial condition, assets, liabilities and other relevant matters as it has deemed necessary or desirable.

          (d) Vanteon understands that each certificate or other instrument representing the Buyer's Common Stock may be endorsed with the following legends:


              (i) FEDERAL LEGEND. THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") AND ARE "RESTRICTED SECURITIES" AS DEFINED IN RULE 144 PROMULGATED UNDER THE ACT. THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE DISTRIBUTED EXCEPT (i) IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE ACT OR (ii) IN COMPLIANCE WITH RULE 144, OR (iii) PURSUANT TO AN OPINION OF COUNSEL, SATISFACTORY TO BUYER, THAT SUCH REGISTRATION OR COMPLIANCE IS NOT REQUIRED AS TO SAID SALE, OFFER OR DISTRIBUTION.

              (ii) OTHER LEGENDS. Any other legends required by the California Law or other applicable state laws.

                                 ARTICLE 5.

                  REPRESENTATIONS AND WARRANTIES OF BUYER

     In order to induce Sellers to enter into and perform this Agreement and to sell and transfer the Assets, Buyer hereby represents and warrants to Sellers as follows:

     5.1 ORGANIZATION; POWER AND STANDING. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Buyer has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and each Ancillary Document to which it is a party and to consummate the transactions contemplated hereby and thereby.

     5.2 AUTHORIZATION AND ENFORCEABILITY. The execution, delivery and performance by Buyer of this Agreement and each Ancillary Document to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby and the issuance of the Buyer's Common Stock have been duly authorized by all necessary corporate action on the part of Buyer and its shareholders. This Agreement has been duly executed and delivered by Buyer and constitutes, and, upon execution and delivery by Buyer of each Ancillary Document to which it is party, such Ancillary Document shall constitute, a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by general equitable principles.

     5.3 CONFLICTS, ETC. None of the execution and delivery by Buyer of this Agreement or any Ancillary Document to which it is a party, the consummation by Buyer of the transactions contemplated hereby or thereby or the issuance of the Buyer's Common Stock does or will (i) conflict with or violate any provision of any Organizational Document of Buyer, (ii) constitute, result in or give rise to, nor has any other event occurred nor does any other condition exist which, whether through the giving of notice or the lapse of time or otherwise, does or will constitute, result in or give rise to, except where it would not have a material adverse effect on the Buyer's ability to perform its obligations hereunder, a breach of or a default under any material contract, agreement, deed, mortgage, lease, license, other instrument, commitment, undertaking, arrangement or understanding to which Buyer is a party, or (iii) violate or give rise to any violation or default under any Legal Requirement applicable to Buyer.

     5.4 CONSENTS. No approval, consent, waiver, authorization or other order of, and no notice to or declaration, filing, registration, qualification or recording with, any Governmental Authority or other Person is required to be obtained or made by or on behalf of Buyer in connection with the execution, delivery or performance of this Agreement or any Ancillary Document to which it is a party, the consummation of the transactions contemplated hereby or thereby or the issuance of the Buyer's Common Stock.

     5.5 VALID ISSUANCE. The Buyer's Common Stock to be issued in connection at the Closing will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

     5.6 SEC FILINGS; FINANCIAL STATEMENTS.

         (a) Buyer has filed with the Securities and Exchange Commission (the "SEC") and has heretofore made available to the Sellers true and complete copies of each report, registration statements and definitive proxy statement required to be filed by Buyer from December 31, 1998 until the date of this Agreement under the Exchange Act (collectively, the "Buyer SEC Documents"). As of their respective dates or, if amended, as of the date of the last such amendment, the Buyer SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (b) The consolidated financial statements contained in the Buyer SEC
Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments (which will not, individually or in the aggregate, be material in magnitude); and (iii) fairly present the consolidated financial position of Buyer and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Buyer and its subsidiaries for the periods covered thereby.

     5.7 FINANCING. Buyer has (or at the Closing Date will have) the financial resources necessary to consummate the transactions contemplated by this Agreement.

     5.8 CAPITALIZATION. As of October 12, 2000, the authorized capital stock of Buyer consists of (i) 60,000,000 shares of Common Stock, $.001 par value per share, of which 42,824,284 shares are issued and outstanding and (ii) 2,000,000 shares of Preferred Stock, $.001 par value per share, none of which are issued or outstanding. Buyer has reserved an additional (i) 10,922,131 shares of Buyer's Common Stock authorized for issuance under Buyer's stock option and stock purchase plans, of which 7,852,522 shares have been granted or issued and are outstanding; and (ii) 88,382 shares of Common Stock issuable upon exercise of outstanding warrants.

     5.9 SECURITIES LAWS. In reliance on the representations and warranties of Vanteon in Section 4 hereof, the offer, sale and issuance of the Buyer's Common Stock in conformity with the terms of this Agreement will not result in a violation of the requirements of Section 5 of the Securities Act or the qualification or registration requirements of the California Law or other applicable blue sky laws.

     5.10 NO BROKER'S OR FINDER'S FEES. No agent, broker, person or firm acting on behalf of Buyer or any of its Affiliates is, or shall be, entitled to any commission or broker's or finder's fees from Buyer or from any of its Affiliates in connection with any of the transactions contemplated hereby.


                                   ARTICLE 6.

                        CERTAIN AGREEMENTS OF THE PARTIES

     6.1 PAYMENT OF TAXES AND OTHER EXPENSES. Buyer shall pay any sales, transfer or use taxes which may be imposed on the acquisition by Buyer of the Assets pursuant to this Agreement; PROVIDED, HOWEVER, that Sellers shall pay any sales or use taxes which may be imposed on the transactions contemplated by this Agreement as a result of the failure of the transactions hereunder to be exempt from sales and use taxes under California Revenue and Taxation Code Section 6006.5 as an occasional sale of property not held or used by the Sellers in the course of activities for which Sellers are required to hold a California seller's permit. Each of Buyer and Sellers shall prepare and file, and shall cooperate with the others with respect to the preparation and filing of, any returns and other filings related to any such taxes as may be required by applicable Legal Requirements. Buyer and Sellers shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective attorneys, accountants, financial advisors or other representatives.

     6.2 ALLOCATION OF PURCHASE PRICE FOR TAX PURPOSES. The Purchase Price shall be allocated in its entirety among the Assets in accordance with the allocation set forth on SCHEDULE 6.2, which SCHEDULE 6.2 shall be reasonably agreed upon by Sellers and Buyer and attached to this Agreement within one month from the Closing Date. Buyer and Sellers shall file all information and tax returns (and any amendments thereto) in a manner consistent with the allocation set forth in
SCHEDULE 6.2. If, contrary to the intent of the parties as expressed in this
Section 6.2, any taxing authority makes or proposes an allocation different from that contained in SCHEDULE 6.2, Buyer and Sellers shall cooperate with each other in good faith to contest such taxing authority's allocation (or proposed allocation); PROVIDED, HOWEVER, that, after consultation with all parties adversely affected by such allocation (or proposed allocation), any other party hereto may file such protective claims or returns as may reasonably be required to protect its interests. Each party requesting cooperation shall reimburse the cooperating party for its reasonable out-of-pocket expenses incurred in rendering such cooperation.

     6.3 EMPLOYEE MATTERS.

         (a) Buyer shall offer employment, commencing as of the Closing, to each of the Employees. Offers to the Employees shall include cash compensation packages set forth on SCHEDULE 4.11 and such employees shall be accorded benefits Buyer normally makes available to its employees (including participation in Buyer's stock incentive and stock option plans), in all cases with credit for service with Sellers to the extent legally allowable under such benefit plans or as otherwise required by law. Sellers shall render all reasonable assistance to encourage such employees to accept such offers in accordance with their terms.

         (b) All persons who offered such positions and who accept such offers, and therefore become employees of Buyer, shall be referred to herein as "Transferred Employees." The Buyer shall be solely liable and shall indemnify the Sellers for all liabilities related to any Transferred Employee who is terminated by Buyer after the Closing Date.

         (c) At the Closing, (i) Buyer shall grant to each Transferred Employee a number of stock options under Buyers' stock options plans as set forth next to such Transferred Employees name on Schedule 6.3(c) attached hereto and (ii) Buyer shall pay each Transferred Employee a signing bonus in an amount set forth next to such Transferred Employee's name on Schedule 6.3(c) attached hereto upon execution by such Transferred Employee of an Option Cancellation and Release Agreement substantially in the form of EXHIBIT F attached hereto.

         (d) Following the Closing, Buyer shall make available a special bonus pool of $363,987 for the Transferred Employees, the amount, payment terms of which in respect of each such Transferred Employee shall be mutually agreed upon by Buyer and Vanteon, and shall be paid to each such Transferred Employee so long as (i) such Transferred Employee is employed by Buyer on the one year anniversary of the Closing and (ii) during the four fiscal quarters ending October 31, 2001, either (x) the Business generates revenues of at least $1,400,000 in the quarter ended January 31, 2001, $1,600,000 in the quarter ended April 30, 2001, $1,800,000 in the quarter ended July 31, 2001 and $2,000,000 in the quarter ended October 31, 2000; or (y) Buyer's Professional Services Group (together with the Business) generates revenues of at least of $2,200,000 in the quarter ended January 31, 2001, $2,600,000 in the quarter ended April 30, 2001, $3,000,000 in the quarter ended July 31, 2001 and $3,300,000 in the quarter ended October 31, 2000. Any such bonuses shall be accrued quarterly and will be paid, if earned, in November 2001. Sellers may administer a bonus program to incentivize the Salesperson and Tim Allen; provided that the goals of such bonus program are consistent with the goal of maximizing Accepted Bookings. Buyer agrees that no such bonus will violate any employment agreement between Buyer and any Transferred Employee.

         (e) On or promptly after the Closing Date or thereafter when earned, The Windward Group shall settle with or pay to each Employee all salaries, commissions, bonuses and other amounts that are or may become payable to or receivable by such Employee for all periods prior to the Closing, subject to The Windward Group's right to offset amounts owed to The Windward Group by such Employee.

         (f) Sellers shall make all reasonable assurances and efforts to encourage the Transferred Employees to accept employment with Buyer. Buyer and Sellers acknowledge and agree that, due to the requirements of the INS relating to transfer of H-1B visas and the legal permanent residency process, Sellers will lease to Buyer any Transferred Employees who are subject to H-1B visas and the legal permanent residency process until such time as the INS approves and processes the transfer of H-1B visas or finally approves the legal permanent residency of such Transferred Employees. Such Transferred Employees will be leased to Buyer at the cost of the salary set forth on Schedule 4.11 for such individuals plus 25% plus other reasonable out of pocket expenses incurred by Sellers in accordance with Buyer's current travel and reimbursement policies, and approved in advance by Buyer and additional compensation approved in advance by Buyer; provided, however, that Sellers' obligations under this subsection (f) are conditional on Buyer's reasonably diligence in seeking such approvals, and in no event shall this obligation continue beyond nine months after the Closing. Sellers agree not to terminate the employment without cause of any such Transferred Employee who are subject to H-1B visas and the legal permanent residency process without the prior written consent of Buyer, which shall not be unreasonably withheld, until the earlier of (i) nine months from the Closing Date or (ii) the date on which INS approves and processes the transfer of H-1B visas to Buyer or finally approves the legal permanent residency of such employees. The Transferred Employees who are subject to H-1B visas and the legal permanent residency process are listed on SCHEDULE 6.3(f) hereto. Until the INS approves and processes the transfer of H-1B visas to Buyer or finally approves the legal permanent residency of such employees, the Transferred Employees listed on Schedule 6.3(f) hereto will be deemed to have accepted employment with Buyer, but only for purposes of satisfaction of the closing condition set forth in Section 8.1(d). If Buyer fails to pay any such amounts under this Section 6.3(f) within 60 days after billing by Sellers and Seller provides Buyer written notice of such failure to pay, then 30 days after written notice thereof to Buyer, so long as such breach remains uncured, Sellers may offset any such amounts owed by Buyer pursuant to this Section 6.3(f) against any amounts owed by Sellers to Buyer.

         (g) Buyer and Seller further agree to reasonably cooperate in order to expedite the transfer of the Transferred Employees subject to H-1B visas to Buyer at no additional cost to Sellers. Buyer agrees to begin the transfer process immediately following the Closing Date.

         (h) To the extent any agreement between either Seller and any Transferred Employee contains a provision that purports to limit, preclude or otherwise hinder such Transferred Employee from accepting employment and/or working for Buyer, Sellers hereby waive such provision with respect to such Transferred Employee's employment with Buyer and Sellers hereby covenant and agree not to attempt to enforce such provision against (i) any such Transferred Employee in connection with his or her employment with Buyer or (ii) Buyer or any of Buyer's affiliates.

     6.4 CROSS-GUARANTEE. Except as may be limited by Article 9 hereof, Vanteon and the Windward Group jointly, severally and unconditionally guarantee all of the obligations of the other under this Agreement and the Ancillary Documents to Buyer and shall promptly fulfill any obligation or pay any amount that is required under the Agreement or the Ancillary Documents that is not fulfilled, paid or handled by the other for any reason, subject to any defenses of the entity whose performance is guaranteed.

     6.5 ACCESS AND INVESTIGATION.

         (a) During the period from the date of this Agreement through the earlier of the Closing Date or the termination of this Agreement pursuant to
Section 10 hereof (the "Pre-Closing Period"), Sellers shall: (a) provide Buyer and Buyer's Representatives with reasonable access to Sellers' personnel and assets and to all existing books, records, tax returns, work papers, personnel files and other documents and information relating to the Business; and (b) provide Buyer and Buyer's Representatives with copies of such existing books, records, tax returns, work papers, personnel files and other documents and information relating to the Business, and with such additional financial, operating and other data and information regarding the Business, as Buyer may reasonably request.

         (b) All information provided during the Pre-Closing Period by Sellers to Buyer or Buyer's Representatives in connection with any investigation hereunder or pursuant to the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby shall be subject to the provisions of the Master Mutual Non-Disclosure Agreement dated as of August 31, 2000 between Buyer and Vanteon (the "Mutual Non-Disclosure Agreement"), which shall remain in full force and effect. No information obtained in any investigation shall effect or be deemed to modify any representation or warranty contained in this Agreement.

     6.6 OPERATION OF THE BUSINESS BY SELLERS. Without the prior written consent of Buyer during the Pre-Closing Period, and except as otherwise contemplated or permitted by this Agreement:

         (a) Sellers shall conduct the Business in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement, shall pay its debts and Taxes when due (subject to good faith disputes, if any, over such debts and Taxes), and shall pay or perform its other obligations when due;

         (b) Sellers shall use reasonable efforts to (i) preserve intact the Business current business organization, (ii) keep available the services of the Employees and (iii) maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships relating to the Business;

         (c) Sellers shall not (i) establish, adopt or amend any employee benefit plan, (ii) pay any bonus or make any profit-sharing payment, severance, cash incentive payment or similar payment to, increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of the Transferred Employees, or, (iii) except with prior written consent of Buyer which will not be unreasonably withheld, terminate any the Transferred Employee;

         (d) Sellers shall not amend or otherwise modify or violate the terms of any of the Contracts set forth or described in the Disclosure Schedule;

         (e) Sellers shall not agree or commit to take any of the actions described in clauses "(c)" and "(d)" above.

     6.7 NO NEGOTIATION. During the Pre-Closing Period, Sellers shall not, and shall not permit their Representatives to: (a) solicit any proposal or offer from any Person (other than Buyer) for or relating to a possible Acquisition Transaction relating to the Windward Group; or (b) participate in any negotiations or enter into any agreement with, or provide any information to or cooperate with, any Person (other than Buyer) relating to or in connection with a possible Acquisition Transaction relating to the Windward Group or any other transaction which would significantly alter the equity ownership of the Windward Group. In addition to the foregoing, if either Seller receives prior to the Closing or the termination of this Agreement any offer, proposal, or request relating to any of the above, Sellers shall immediately notify Buyer thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Buyer may reasonably request. During the Pre-Closing Period, the parties agree, provided that Sellers immediately notify Buyer of any such discussions, that Sellers may discuss the sale of any other business unit, included without limitation, the assets associated with the Salt Lake City facility of The Windward Group with third parties, but may not consummate or enter into an agreement regarding the sale or other disposition of any stock of the Windward Group.

     6.8 FILINGS AND CONSENTS. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings, if any, and give all notices, if any, required to be made and given by such party in connection with the transactions contemplated by this Agreement and (b) shall use all commercially reasonable efforts to obtain all Consents, if any, required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the transactions contemplated by this Agreement.

     6.9 PUBLIC ANNOUNCEMENTS. Unless otherwise required by law, (a) Sellers shall not (and Vanteon and The Windward Group shall not permit any of their Representatives to) issue any press release or make any public statement regarding this Agreement or the transactions contemplated by this Agreement, without Buyer's prior written consent and (b) Buyer shall not (and Buyer shall not permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement, or the transactions contemplated by this Agreement, without Vanteon's prior written consent, except as may be required by law or any listing agreement with a national securities exchange or Nasdaq and Buyer agrees to provide Vanteon a copy of any such press release prior to its public dissemination.

     6.10 REASONABLE EFFORTS. During the Pre-Closing Period, Vanteon, Buyer and Windward Group shall use reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement on a timely basis.


                                   ARTICLE 7.

                        CONFIDENTIALITY; NON-SOLICITATION

     Sellers acknowledge that, having sold to Buyer the Assets relating to the Business, the success of Buyer in conducting the Business (after giving effect to the sale and transfer to Buyer of the Assets at the Closing) depends upon both the absence of competition from Sellers as specified herein and the continued preservation of the confidentiality of certain information possessed by Sellers, that an absence of such competition as specified herein and the preservation of the confidentiality of such information is an essential premise of the bargain among Sellers and Buyer, and that Buyer would be unwilling to enter into this Agreement in the absence of this Article 7. Accordingly, Sellers hereby agree with Buyer as follows:

     7.1 CONFIDENTIALITY. Sellers acknowledge that the Assets shall, upon the Closing, become the exclusive property of Buyer. Sellers hereby acknowledge and agree that all proprietary and confidential information included within the Assets (collectively, the "PROPRIETARY INFORMATION") shall, upon the Closing, become confidential and proprietary trade secrets of Buyer which are of substantial value to Buyer. Each Seller agrees that it will not, and will use its reasonable best efforts, to assure that its employees, contractors, agents or Affiliates do not, at any time from and after the Closing, directly or indirectly, without the prior written consent of Buyer, disclose or use in any way any Proprietary Information, whether such information is now existing or hereafter arising; PROVIDED, HOWEVER, that such information shall not include any information: (i) known generally to the public (other than as a result of disclosure in violation hereof by either Seller or any of their employees, contractors, agents or Affiliates); (ii) made available by Buyer hereafter to others without restriction on confidentiality, or (iii) independently developed by Sellers after the Closing; PROVIDED, FURTHER, that the provisions of this
Section 7.1 shall not prohibit any disclosure required by law in connection with any final judicial or administrative order.

     7.2 NON-SOLICITATION. For a period of one year from the Closing Date, Sellers shall not either directly or indirectly solicit, induce, recruit or encourage any of Buyers' employees (including without limitation the Transferred Employees) to leave their employment, or offer employment to such employees with Sellers or any of their Affiliates. For a period of one year from the Closing Date, Buyer shall not either directly or indirectly solicit, induce, recruit or encourage any of Sellers' employees (other than the Transferred Employees) to leave their employment, or offer employment to such employees with Buyer or any of its Affiliates.

     7.3 ENFORCEMENT. Each of the parties hereto acknowledges and agrees that, because the legal remedies of the other parties may be inadequate in the event of a breach of, or other failure to perform, any of the covenants and obligations set forth in this Article 7, any such other party may, in addition to obtaining any other remedy or relief available to it (including, without limitation, consequential and other damages at law), enforce this Article 7 by injunction, specific performance and other equitable remedies.


                                   ARTICLE 8.
                             CONDITIONS TO CLOSING

     8.1 CONDITIONS TO BUYER'S OBLIGATIONS. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction, or waiver by Buyer, at or before the Closing, of each of the following conditions:

         (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. Each of the representations and warranties made by Sellers in this Agreement shall have been accurate as of the date of this Agreement. In addition, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall have remained true and correct as of such particular date), the representations and warranties of Sellers contained in this Agreement shall be true and correct on and as of the Closing with the same force and effect as if made on and as of the Closing, except in such cases (other than the representations in Section 4.4(a), 4.6(b) and 4.7(b) regarding ownership, good title and non-infringement) where the failure to be so true and correct would not have a material adverse effect on the Business. Buyer shall have received a certificate with respect to the foregoing signed on behalf of Vanteon and the Windward Group by senior executive officers of each of Vanteon and the Windward Group, respectively. All of the covenants and obligations that Sellers are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects and Buyer shall have received a certificate to such effect signed on behalf of Vanteon and the Windward Group by senior executive officers of each of Vanteon and the Windward Group, respectively.

         (b) CONSENTS AND RELEASES. All consents, approvals, waivers and releases from all Governmental Authorities and the Landlord under the Los Gatos Lease necessary to permit Sellers and Buyer to effect the transactions contemplated by this Agreement shall have been obtained and shall be reasonably satisfactory in form and substance to Buyer and its counsel.

         (c) CORPORATE ACTION. Buyer shall have received from each Seller a copy, certified as true and complete by its Secretary or comparable officer, of:
(i) all resolutions adopted by the board of directors of such party authorizing and approving the execution, delivery and performance of this Agreement and the Ancillary Documents and consummation of the transactions contemplated hereby and thereby; (ii) the articles of incorporation of each Seller, as amended to date and (iii) the bylaws of each Seller, as amended to date.

         (d) ACCEPTANCE OF EMPLOYMENT. Tim Allen and at least 36 of the other Employees shall have accepted offers of employment from Buyer.

         (e) NO LITIGATION OR INJUNCTIONS. No action or proceeding shall have been instituted or threatened before or by any Governmental Authority to restrain or prohibit any of the transactions contemplated hereby, no preliminary or permanent injunction or other order by any court of competent jurisdiction in the United States which prevents the consummation of the transactions contemplated hereby or which adversely affects the right of Buyer to own the Assets or to operate the Business, shall have been issued and remain in effect, and no Legal Requirement shall have been enacted by any Governmental Authority that makes the consummation of the transactions contemplated hereby illegal.

         (f) PROCEEDINGS. All proceedings taken at or prior to the Closing in connection with the transactions contemplated by this Agreement, and all documents incident hereto, shall be reasonably satisfactory in form and substance to Buyer and its counsel, and Buyer shall have received copies of all such documents and other evidences as it or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

         (g) GOOD STANDING CERTIFICATES. Sellers shall have furnished Buyer with certificates of good standing from the Secretary of State of each the states of:
(i) New York for Vanteon and (ii) California and Delaware for The Windward
Group.

         (h) SUBLEASE AGREEMENT. Sellers shall have executed and delivered to Buyer the Sublease Agreement for the Santa Cruz Office substantially in the form of EXHIBIT C.

         (i) REGISTRATION RIGHTS AGREEMENT. Vanteon shall have executed and delivered to Buyer the Registration Rights Agreement substantially in the form of EXHIBIT E.

         (j) ESCROW AGREEMENT. Vanteon shall have executed and delivered to Buyer the Escrow Agreement substantially in the form of EXHIBIT D.

     8.2 CONDITIONS TO SELLERS' OBLIGATIONS. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction, or waiver by Sellers, at or prior to the Closing, of each of the following conditions:

         (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. Each of the representations and warranties made by Buyer in this Agreement shall have been accurate as of the date of this Agreement. In addition, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall have remained true and correct as of such particular date), the representations and warranties of Buyer contained in this Agreement shall be true and correct on and as of the Closing with the same force and effect as if made on and as of the Closing in all material respects. Seller shall have received a certificate with respect to the foregoing signed on behalf of Buyer by senior executive officers of Buyer. All of the covenants and obligations that Buyer is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects and Sellers shall have received a certificate to such effect signed on behalf of Buyer by senior executive officers of Buyer.

         (b) CONSENTS AND RELEASES. All consents, approvals, waivers and releases from all Governmental Authorities and the Landlord under the Los Gatos Lease necessary to permit Sellers and Buyer to effect the transactions contemplated by this Agreement shall have been obtained and shall be reasonably satisfactory in form and substance to Buyer and its counsel.

         (c) CORPORATE ACTION. Sellers shall have received from Buyer a copy, certified as true and complete by its Secretary, of: (i)all resolutions adopted by the board of directors of Buyer authorizing and approving the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby; and (ii) the articles of incorporation of Buyer, as amended to date and (iii) the bylaws of Buyer, as amended to date.

         (d) NO LITIGATION OR INJUNCTIONS. No action or proceeding shall have been instituted or threatened before or by any Governmental Authority to restrain or prohibit any of the transactions contemplated hereby, no preliminary or permanent injunction or other order by any court of competent jurisdiction in the United States which prevents the consummation of the transactions contemplated hereby shall have been issued and remain in effect, and no Legal Requirement shall have been enacted by any Governmental Authority that makes the consummation of the transactions contemplated hereby illegal.

         (e) PROCEEDINGS. All proceedings taken at or prior to the Closing in connection with the transactions contemplated by this Agreement, and all documents incident hereto, shall be satisfactory in form and substance to Sellers and their counsel, and Sellers shall have received copies of all such documents and other evidences as they or their counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

         (f) GOOD STANDING CERTIFICATES. Buyer shall have furnished Sellers with certificates of good standing for Buyer from the Secretary of State of each of the states of California and Delaware.

         (g) SUBLEASE AGREEMENT. Buyer shall have executed and delivered to Sellers the Sublease Agreement for the Santa Cruz Office substantially in the form of EXHIBIT C.

         (h) REGISTRATION RIGHTS AGREEMENT. Vanteon shall have executed and delivered to Buyer the Registration Rights Agreement substantially in the form of EXHIBIT E.

         (i) ESCROW AGREEMENT. Vanteon shall have executed and delivered to Buyer the Escrow Agreement substantially in the form of EXHIBIT D.


                                    ARTICLE 9.
                              POST CLOSING MATTERS

     9.1 POST CLOSING REMITTANCE. If, after the Closing Date, Buyer or is Affiliates shall received any remittance from any account debtors in payment of accounts or notes receivable not included in the Assets, or related to the Business but not otherwise payable to Buyer or its Affiliates, then Buyer or its Affiliates, as applicable, shall endorse such remittance to the order of Seller and forward it to Seller promptly following receipt thereof. If, after the Closing Date, Sellers or their Affiliates shall received any remittance under any Contract assumed by Buyer or otherwise in payment of accounts or notes receivable included in the Assets, or not otherwise payable to Sellers or their Affiliates and related to the Business, then Sellers or their Affiliates, as applicable, shall endorse such remittance to the order of Buyer and forward it to Buyer promptly following receipt thereof.

     9.2 POST CLOSING ACCESS TO BOOKS AND RECORDS. For a period of five years after the Closing Date, Buyer shall retain and preserve and provide Sellers and Sellers' Representatives and personnel with reasonable access to all existing books, records, tax returns, work papers, personnel files and other documents and information relating to the Business which is located in the Los Gatos Office and the Santa Cruz Office at the Closing.

     9.3 ASSIGNMENT OF CONTRACTS. A list of the Contracts which by their terms require prior written consent to assignment is set forth on SCHEDULE 2.1(a). Sellers hereby constitute and appoint Buyer and its successors and assigns as their true and lawful attorneys in fact in connection with the execution of documents of assignment of such Contracts to Buyer as contemplated by this Agreement which consents to assignment were not delivered to Buyer at the Closing, with full power of substitution, in the name and stead of Sellers but on behalf of and for the benefit of Buyer and its successors and assigns, to obtain the written consent to assignment of any of the Contracts. Sellers shall not be required to spend any money to obtain such written consents to assignment or to incur any additional obligations for Contracts for which written consents to assignment are obtained; provided however, that this provision shall specifically not apply to the Los Gatos Lease. To the extent that any parties to any of the Contracts affirmatively deny their consent to assignment of any Contract requiring such consent, then such Contract shall be deemed an Excluded Asset under this Agreement.

     9.4 SUBCONTRACTOR ARRANGEMENTS. Each of the Buyer and Vanteon acknowledge that from time to time following the Closing each party may desire to secure the services of the other on behalf of their customers. Vanteon and Buyer desire to create a formal subcontracting relationship which would outline the general terms and conditions governing such a relationship and agree that they will negotiate in good faith to execute such agreements within the 30 days following the Closing.

     9.5 CONSENT PENALTY FEE. In connection with the failure of Sellers to obtain the written consent to assignment of the Los Gatos Lease on the exact terms set forth in the Los Gatos Lease dated July 22, 1997, Sellers agree and covenant to pay Buyer no later than the 1st day of each month after the Closing through August 13, 2005 (and for August 2005, such amount shall be a pro rata amount ) (the "Consent Penalty Fee").

                                                             MONTHLY
     LEASE PERIODS:                                          CONSENT PENALTY FEE
     From and including November 1, 2000 - July 31, 2001     - $15,000

     From and including August 1, 2001 - July 31, 2002       - $15,450

     From and including August 1, 2002 - July 31, 2003       - $15,978

     From and including August 1, 2003 - July 31, 2004       - $16,587

     From and including August 1, 2004 - August 13, 2005     - $17,281

     If Sellers fail to pay when due the Consent Penalty Fee for two consecutive months prior to the one year anniversary of the Closing Date, 30 days after written notice thereof to Sellers, so long as such breach remains uncured, Buyer shall be immediately entitled to receive out of escrow such number of shares as is equal to the applicable Monthly Consent Penalty Fee amounts above times the number of months remaining in the term of the Los Gatos Lease during each such Lease Period set forth above at the time of such default divided by the Stipulated Value (as defined in the Escrow Agreement) of Buyer's Common Stock. In such event, Buyer shall deliver a notice to Vanteon and the Escrow Agent (the "Consent Penalty Fee Notice") directing the Escrow Agent to release such Escrow Shares to Pumatech. Sellers may dispute the Consent Penalty Fee Notice as provided in the Escrow Agreement and such dispute shall be resolved pursuant to the terms of the Escrow Agreement.

     9.6 CHANGE OF NAME OF THE WINDWARD GROUP. Sellers agree that at or promptly after the Closing, The Windward Group to execute a Restated Certificate of Incorporation to change its name to a substantially dissimilar name and Sellers agree thereafter, to promptly file such Restated Certificate of Incorporation with the Delaware Secretary of State to give effect to such name change and promptly after the Closing to change such name in each state in which The Windward Group is qualified to do business as a foreign corporation.

                                 ARTICLE 10.
                              INDEMNIFICATION

     10.1 INDEMNIFICATION BY SELLERS. Sellers, jointly and severally, hereby agree to indemnify and hold Buyer and its Affiliates and the officers, directors and employees of Buyer and its Affiliates, harmless from, against and in respect of the following:

          (a) Losses arising from or related to the ownership or operation of the Business associated with the Assets, or the ownership, possession, operation or use of the Assets, by Sellers at or prior to the Closing, other than Losses arising from or related to the Assumed Liabilities;

          (b) the Excluded Liabilities and Losses arising from or related to any of the Excluded Liabilities;

          (c) Losses arising from or related to the ownership, possession, operation or use of the Excluded Assets;

          (d) Losses arising from or related to any breach of or inaccuracy in any representation or warranty made by or on behalf of either Seller in this Agreement, or in any Ancillary Document, whether or not such breach or inaccuracy was or should have been known by Buyer; and

          (e) Losses arising from or related to any breach or violation by either Seller of any of its covenants and agreements contained in this Agreement or in any Ancillary Document (other than Section 2.4(a)(ii) with respect to the Penalty Payment and Section 9.5).

          (f) Losses arising from or related to any breach or violation by either Seller of any of its covenants and agreements contained in Section 2.4(a)(ii) with respect to the Penalty Payment and Section 9.5 of this Agreement, it being understood that Buyer shall be indemnified for such Losses in the manner and on the terms as specifically set forth in such Sections.

     10.2 INDEMNIFICATION BY BUYER. Buyer hereby agrees to indemnify and hold Sellers and their Affiliates and the officers, directors, employees of each of Sellers and their Affiliates, and any person claiming by or through any of them, harmless from, against and in respect of the following:

          (a) Losses arising from or related to the ownership, possession, operation or use by Buyer of the Assets and the Business after the Closing;

          (b) The Assumed Liabilities and Losses arising from or related to any of the Assumed Liabilities;

          (c) Losses arising from or related to any breach of or inaccuracy in any representation or warranty made by or on behalf of Buyer in this Agreement or in any Ancillary Document, whether or not such breach or inaccuracy was or should have been known by Sellers; and

          (d) Losses arising from or related to any breach or violation by Buyer of any of its covenants and agreements contained in this Agreement or in any Ancillary Document.

     10.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

          (a) The representations and warranties of each Seller contained herein or in any Ancillary Document shall survive the Closing for a period of one year from the Closing Date; PROVIDED, HOWEVER, that representations and warranties with respect to which a written claim is made within the applicable survival period shall survive until such claim is finally determined and paid.

          (b) The representations and warranties of Buyer made in this Agreement or in any Ancillary Document shall survive the Closing for a period of one year following the Closing Date; PROVIDED, HOWEVER, that representations and warranties with respect to which a claim is made within such period shall survive until such claim is finally determined and paid.

          (c) No claim for indemnification may be made pursuant to this Article 10 with respect to a representation or warranty after the expiration of the applicable survival period, other than claims based on fraud.

     10.4 NOTIFICATION OF CLAIMS. A party seeking indemnification under this
Article 10 (an "INDEMNIFIED PARTY") shall, promptly after the receipt of notice of the assertion of any claim or commencement of any Action (but in no event later than 10 days prior to the date any response or answer is due in any proceeding) in respect of which indemnity may be sought from a party against whom an indemnity obligation is asserted pursuant to this Article 10 (an "INDEMNIFYING PARTY") on account of the indemnity agreement contained above, notify the Indemnifying Party in writing of the receipt of such claim or the commencement of such Action. The omission of an Indemnified Party so to notify an Indemnifying Party of any such claim or Action shall not relieve the Indemnifying Party from any liability in respect of such claim or Action which it may have to the Indemnified Party (except, however, that the Indemnifying Party shall be relieved of liability to the extent that the failure so to notify
(a) shall have caused prejudice to the defense of such claim or Action or (b) shall have increased the costs or liability of the Indemnifying Party by reason of the inability or failure of the Indemnifying Party (because of the lack of prompt notice from the Indemnified Party) to be involved in any investigations or negotiations regarding any such claim or Action), nor shall it relieve the Indemnifying Party from any other liability which it may have to the Indemnified Party. In case any such claim shall be asserted or Action commenced against an Indemnified Party, it shall notify the Indemnifying Party thereof, the

Indemnifying Party shall be entitled to participate in the negotiation or administration thereof and, at its election, assume the defense thereof, and, after notice from the Indemnifying Party to the Indemnified Party of its election so to assume the defense thereof, which notice shall be given within 30 days of its receipt of such notice from such Indemnified Party, the Indemnifying Party shall not be liable to the Indemnified Party hereunder for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If an Indemnifying Party does not wish to assume the defense, conduct or settlement of any claim or Action, the Indemnified Party shall not settle such claim or Action without the written consent of the Indemnifying Party.

     10.5 LIMITATIONS ON INDEMNIFICATION.

          (a) Sellers shall not be liable for indemnification payments to Buyer under this Article 10 to the extent such aggregate indemnification payments by Sellers exceed the Purchase Price (which amount shall be reduced to not less than $10,000,000 in an amount equal to the Stipulated Value (as defined in the Escrow Agreement) of shares of Buyer's Common Stock that are returned to Buyer pursuant to Section 2.4 of this Agreement and any Penalty Payments made by Vanteon to Buyer), except that Seller's liability for Losses arising from any Excluded Liabilities or Excluded Assets shall not be limited. Buyer shall not be liable for indemnification payments to Sellers to the extent such aggregate indemnification payments by Buyer exceed $10,000,000.

          (b) Sellers shall not be required to make any indemnification, compensation or reimbursement payment pursuant to Section 10.1 until such time as the total amount of all Losses that have been directly incurred by Buyer as a result of a breach of this Agreement by Sellers exceeds $50,000. If the total amount of such Losses exceeds $50,000, then Buyer shall be entitled to be indemnified for all such Losses which are in excess of $25,000. Buyer shall not be required to make any indemnification, compensation or reimbursement payment pursuant to Section 10.2 until such time as the total amount of all Losses that have been directly incurred by the Sellers as a result of a breach of this Agreement by Buyer exceeds $50,000. If the total amount of such Losses exceeds $50,000, then the Sellers shall be entitled to be indemnified for all such Losses which are in excess of $25,000.

          (c) Any amounts due to Buyer, as an Indemnified Party, pursuant to this Article 10 shall be first drawn from the Escrow Account; Sellers shall be responsible for any deficiency amount between the amount in the Escrow Account and the amount of Losses due and owing to Buyer,

     10.6 EXCLUSIVE REMEDIES. Absent fraud, the remedies provided in this
Article 10 will be the parties' exclusive remedies for claims arising out of or resulting from any misrepresentation, breach of warranty, breach of covenant, or nonperformance of any obligation to be performed on the part of either party under this Agreement.

                                   ARTICLE 11.
                                  TERMINATION.

     11.1 TERMINATION EVENTS. This Agreement may be terminated prior to the
Closing:

          (a) by Buyer if any representation or warranty of Sellers contained in
Section 4 was materially incorrect when made or such that the condition set forth in Section 8.1(a) would not be satisfied, or if: (i) any of Sellers' covenants contained in this Agreement shall have been materially breached; (ii) such breach has not been cured within 15 days after written notice thereof is delivered by Buyer to Sellers; provided, however, that no cure period shall apply if such breach is not capable of cure; and (iii) as a result of such breach, the condition set forth in Section 8.1(a) would not be satisfied;

          (b) by Sellers if any representation or warranty of Buyer contained in
Section 5 was materially incorrect when made or such that the condition set forth in Section 8.2(a) would not be satisfied, or if: (i) any of Buyer's covenants contained in this Agreement shall have been materially breached; (ii) such breach has not been cured within 15 days after written notice thereof is delivered by Sellers to Buyer; provided, however, that no cure period shall apply if such breach is not capable of cure; and (iii) as a result of such breach, the condition set forth in Section 8.2(a) would not be satisfied;

          (c) by Buyer if the Closing has not taken place on or before October 31, 2000 (other than as a result of any failure on the part of Buyer to comply with or perform any covenant or obligation of Buyer set forth in this Agreement or in any other agreement or instrument delivered to Sellers);

          (d) by Sellers if the Closing has not taken place on or before October 31, 2000 (other than as a result of the failure on the part of Sellers to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Buyer); or

          (e) by the mutual written consent of Buyer and Sellers.

     11.2 TERMINATION PROCEDURES. If Buyer wishes to terminate this Agreement pursuant to Section 11.1(a) or Section 11.1(c), Buyer shall deliver to Sellers a written notice stating that Buyer is terminating this Agreement and setting forth a brief description of the basis on which Buyer is terminating this Agreement. If Sellers wish to terminate this Agreement pursuant to Section 11.1(b) or Section 11.1(d), Sellers shall deliver to Buyer a notice, in writing, stating that Sellers are terminating this Agreement and setting forth a brief description of the basis on which they are terminating this Agreement.

     11.3 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to
Section 11.1, all further obligations of the parties under this Agreement shall terminate; PROVIDED, HOWEVER, that: (a) none of the parties shall be relieved of any obligation or liability arising from any prior willful breach by such party of any provision of this Agreement; and (b) the parties shall, in all events, remain bound by and continue to be


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

subject to the provisions set forth in this Section 11.3 and in the Mutual Non-Disclosure Agreement and the Non-Solicitation Letter.

                                   ARTICLE 12.
                                  MISCELLANEOUS

     12.1 ASSIGNMENT. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto, except that Buyer may assign any of its rights hereunder to any of its Affiliates provided that Buyer guaranties the obligations of such Affiliate(s) hereunder.

     12.2 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

                  if to Buyer:

                           Puma Technology, Inc.
                           2550 North First Street, #500
                           San Jose, California 95131
                           Attention: Karen Ammer
                           Telephone: (408) 321-7650
                           Facsimile: (408) 321-3886

                           WITH A COPY TO:

                           General Counsel Associates LLP
                           1891 Landings Drive
                           Mountain View, CA 94043
                           Attention: Susan J. Skaer and Paul C. Graffagnino
                           Telephone: (650) 428-3900
                           Facsimile: (650) 428-3901


                  if to Sellers, addressed to:

                           Robert M. Salisbury
                           Senior Vice President
                           Vanteon Corporation
                           2851 Clover Street




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

                           Pittsford, NY 14534
                           Phone No.: (716) 248-0510
                           Fax No.: (716) 248-8523

                  Copy to:


                           Kirkland & Ellis
                           200 East Randolph Drive
                           Chicago, Illinois 60601
                           Attention: Stephen L. Ritchie
                           Phone No.: (312) 861-2000
                           Fax No.: (312) 861-2200

or to such other address as any party hereto may designate as to itself by written notice to the other parties hereto.

     12.3 CHOICE OF LAW. This Agreement shall be governed by and construed in accordance with domestic substantive laws of the State of California, without regard for any choice or conflict of laws rule or principle that would result in the application of the domestic substantive law of any other jurisdiction, except that, with respect to matters of law concerning the internal corporate affairs of any party to this Agreement, the laws of the jurisdiction of formation of such party shall govern.

     12.4 ENTIRE AGREEMENT. This Agreement and the Ancillary Documents contain the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties hereto with respect to such subject matter.

     12.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     12.6 BINDING EFFECT; THIRD PARTIES. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto (including, without limitation, any employee or stockholder of Sellers) or, as applicable, their respective successors and permitted assigns, any rights, remedies, obligations or liabilities (including, without limitation, any right of employment), or otherwise constitute any other Person a third party beneficiary, under or by reason of this Agreement.

     12.7 SEVERABILITY. If any one or more of the provisions contained in this Agreement or in any other agreement or instrument referred to herein shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or other such agreement or instrument.

     12.8 HEADINGS. The Section headings are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     12.9 AMENDMENTS; WAIVERS. This Agreement may not be amended or modified except by an instrument in writing signed by all of the parties hereto. Any of the provisions of this Agreement may be waived in writing by the party or parties entitled to the benefits thereof. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver by such party of any subsequent breach. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     12.10 FURTHER ASSURANCES. At any time and from time to time, each party hereto, without further consideration, shall take such further action and execute and deliver such further instruments and documents as may be reasonably requested by any other party or parties in order to carry out the provisions and purposes of this Agreement and to transfer possession of all rights and interests in and title to the Assets. The parties hereto acknowledge and agree that the remedy at law for any breach of this Section 12.10 would be inadequate, and hereby agree that temporary and permanent injunctive and other relief, including specific performance, may be granted without proof of actual damage or inadequacy of legal remedy, and without the need for posting any bond, in any proceedings which may be brought to enforce any of the provisions of this
Section 12.10.

     12.11 CONSTRUCTION.

           (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

           (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

           (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

           (d) Except as otherwise indicated, all references in this Agreement to "Sections," "Schedules" and "Exhibits" are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.




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

         The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.


                                      PUMA TECHNOLOGY, INC.
                                        a Delaware corporation

                                      By:___________________________

                                      TITLE:________________________




                                      VANTEON CORPORATION
                                        a New York corporation

                                      By:___________________________

                                      TITLE:________________________




                                      THE WINDWARD GROUP
                                        a Delaware corporation

                                      By:___________________________

                                      TITLE:________________________





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